CLARUS CORPORATION

EXHIBIT 21.1

SUBSIDIARIES OF CLARUS CORPORATION

The following are subsidiaries of Clarus Corporation as of December 31, 2019 and the jurisdictions in which they are organized.

Company	State or Jurisdiction of Incorporation/Organization

Everest/Sapphire Acquisition, LLC	Delaware

Black Diamond Equipment, Ltd.	Delaware

Black Diamond Retail, Inc.	Delaware

Black Diamond Retail – Alaska, LLC	Delaware

Black Diamond Retail – Colorado, LLC	Delaware

Black Diamond Equipment Europe GmbH	Austria

Black Diamond Equipment Retail GmbH	Austria

BD European Holdings, LLC	Delaware

Black Diamond Austria GmbH	Austria

PIEPS GmbH	Austria

SKINourishment, LLC	Delaware

Sierra Bullets, L.L.C.	Delaware

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